EXHIBIT 10.21
SUMMARY OF COMPENSATION ARRANGEMENTS WITH
TIMOTHY L. STUBBS

EXHIBIT 10.21
Compensation Arrangements for Timothy L. Stubbs
May 22, 2006

The following is a summary of the compensation arrangement effective May 22, 2006 for Timothy L. Stubbs in his capacity as Vice President/General Manager of Lisa Motor Lines, Inc. a subsidiary of the Company.

Annual Base Salary. $85,000

Restricted Stock Award. On May 17, 2006, Mr. Stubbs was awarded 2,500 shares of restricted stock of the Company’s common stock, which vests over a three-year period, one-third on each anniversary date.

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the Managers Phantom Stock Plan.

Benefit Plans and Other Arrangements. Mr. Stubbs is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401 (k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan, He is also eligible to participate in the Key Employee Supplemental Medical Plan.

Prequisities. Mr. Stubbs is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $300 per month automobile allowance, and a Christmas bonus equal to one week’s annual base salary.